EXHIBIT 10.7

AMENDMENT NO. 2 TO
INTEGRITY BANCSHARES, INC.
2003 STOCK OPTION PLAN

     This Amendment No. 2 to the Integrity Bancshares, Inc. 2003 Stock Option Plan is made effective as of the 19th day of January, 2005.

W I T N E S S E T H:

     WHEREAS, Integrity Bancshares, Inc. (the “Company”) has adopted a 2003 Stock Option Plan (the “Plan”) that, as provided by Amendment No. 1 to the Plan, authorizes and reserves for issuance 550,000 shares of the Company’s common stock upon the exercise of options issued under the Plan;

     WHEREAS, the Board of Directors of the Company has authorized this Amendment No. 2 to the Plan to provide for accelerated vesting of options in the event of the death or disability of the optionee;

     NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Plan shall be amended as follows:

(1)	Section 13 of the Plan is hereby deleted and replaced with a new Section 13 which reads as follows:

"13. OTHER TERMS AND CONDITIONS

Notwithstanding the vesting schedule set forth in an Option Agreement, all options granted hereunder shall vest immediately with respect to each Optionee upon the death or Disability (as defined below) of the Optionee. For purposes of this section, “Disability” shall mean any physical or mental disorder that renders an Optionee incapable of performing his or her normal duties and services for a period of one hundred twenty (120) days in any consecutive twelve (12) month period, as determined by a licensed physician selected by mutual agreement of the Company and the Optionee or the Optionee’s legal representative. Any Option granted hereunder shall contain additional terms which are not inconsistent with the terms of this Plan, as the Board or the Committee deems necessary or desirable.”

     As herein amended, the Plan continues in full force and effect.